UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 16, 2006

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27725	11-2787966
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

9530 Towne Centre Drive, Suite #120

San Diego, California 92121

(Address of principal executive offices)

(858) 642-0032

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, the Company has entered into forbearance agreements with Siemens Financial Services, Inc. (“Siemens”), Ascendiant PET Partners-I, LLC (“PET Partners”), and Citicorp Vendor Finance, Inc. (“Citicorp”) with respect to the Company’s default under its equipment leases. The forbearance agreements provide that Siemens, PET Partners and Citicorp will forbear from exercising their default rights, powers and remedies under the applicable leases, or rights and remedies existing at law or in equity, provided the Company makes certain reduced payments to each lessor and otherwise complies with the terms of the forbearance agreements. The Company has entered into an agreement with Siemens and PET Partners to extend the terms of the forbearance period from December 31, 2005 until March 31, 2006, in exchange for the Company’s continued monthly payments and compliance with the terms of the forbearance agreements. The forbearance agreement for the Company’s one equipment lease with Citicorp expired on December 31, 2005, and the Company is negotiating with Citicorp for a resolution with respect to this lease.

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Mayer Hoffman McCann P.C. (“Mayer Hoffman”) resigned as the Company’s independent accountants effective January 16, 2006. Mayer Hoffman was appointed as the Company’s independent accountants effective as of January 24, 2005. Mayer Hoffman has not issued any reports with respect to the Company’s financial statements. During the period in which Mayer Hoffman was the Company’s independent accountants, there were no disagreements with Mayer Hoffman on any matter of accounting principles or practices or auditing scope or procedure.

The Company has furnished to Mayer Hoffman the statements made in this Item 4.01. Mayer Hoffman’s letter to the Securities and Exchange Commission dated January 20, 2006 regarding these statements is attached as an exhibit to this Form 8-K.

The Board of Directors and Audit Committee of the Company are seeking independent accountants to replace Mayer Hoffmann, but have not retained any such independent accountants as of the date of this report.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

99	Letter dated January 20, 2006 from Mayer Hoffman to the Commission regarding resignation as the certifying accountant of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: January 20, 2006	By:	/s/ KENNETH C. FREDERICK
Kenneth C. Frederick Chief Executive Officer